UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 22, 2011

PREMIER HOLDING CORP.

(Name of small business issuer specified in its charter)

Nevada	000-53824	88-0344135
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

4705 West Addisyn Court

Visalia, CA 93291

(Address of principal executive offices)

 (former name or former address, if changed since last report)

559-732-8177

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c

ITEM 5.01 CHANGES OF CONTROL OF REGISTRANT

On December 22, 2011, Dr. Jack Gregory (“Dr. Gregory”), Chief Executive Officer and Director of Premier Holding Corp. (“Premier” or the “Company”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Weed & Co., LLP, acting as Escrow Agent, whereby Dr. Gregory sold 1,352,467 of his 1,512,467 shares of common stock, representing over 50% of the outstanding common stock of the Company for $175,000 cash, resulting in a change of control. The beneficial ownership of this 50% is now vested in 4 (the “Purchasers”) . The source of funds for the purchase was personal funds of the Purchasers.

As part of the Share Purchase Agreement, Dr. Gregory agreed to stay on as an officer and director until after the Company files its annual report on Form 10K for the fiscal year ended December 31, 2011. Dr. Gregory further agreed to use his best efforts to reduce any liabilities of the Company to $0 for the year ended December 31, 2011, to grant the Purchasers access to all books and records of the Company, and to propose and vote in favor of a 4-1 forward split of the common share capital of the Company, and an acquisition of certain new assets of the Company set forth in a schedule attached to the Share Purchase Agreement, in exchange for 6,143,831 pre-split common shares.

Dr. Gregory retains ownership of 160,000 shares of common stock, which he has covenanted in the Share Purchase Agreement to subject to a lock up agreement, prohibiting their sale until June 15, 2012. The Company shall grant Dr. Gregory non-dilution protection to guarantee his 160,000 share stake will not be reduced to below 1.25% of the issued and outstanding common stock up to and including March 31, 2013.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits:

Exhibit	Description

10.1	Share Purchase Agreement between Jack Gregory and Weed & Co., LLP.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER HOLDING CORP.

	By:	/s/ Jack Gregory
Jack Gregory,
Chief Executive Officer
Date: December 23, 2011

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